Exhibit 10.2

ST. PAUL TRAVELERS

PERFORMANCE SHARE AWARD NOTIFICATION AND AGREEMENT

Participant:	Grant Date:
Target Number of Performance Shares:
Performance Period: January 1, 2006 to December 31, 2008

1. Grant of Performance Shares.  This performance share award is granted pursuant to The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the “Plan”), by The St. Paul Travelers Companies, Inc. (the “Company”) to you, an employee (the “Participant”). The Company hereby grants to the Participant an award for the target number of Performance Shares set forth above (the “Award”), pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in this award notification and agreement, the Plan, the prospectus dated [January 1, 2006] (titled “St. Paul Travelers Equity Awards”), and any applicable prospectus supplement (together, the “Prospectus”).  The terms, conditions and restrictions in the Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and settlement, all of which are hereby incorporated by reference into this grant notification and agreement.  The terms, conditions and restrictions in this award notification and agreement, the Prospectus, and the Plan constitute the Award agreement between the Participant and the Company (the “Agreement”). By accepting this Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future financial performance of the Company, among other factors.  The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to performance conditions and will be canceled if the performance conditions are not satisfied.  Thus, Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of this Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) performance may be subject to confirmation and final determination by the Company’s Board of Directors or a Committee of the Board that the performance conditions have been satisfied.  The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by this Award unless and until the Award is earned and settled in shares of Common Stock.

3. Performance Period.  For purposes of this Award, the Performance Period shall be defined as the three-year period commencing January 1, 2006 and ending December 31, 2008.

4. Vesting. The Participant’s right to the Performance Shares vests on the last day of the Performance Period if the Participant remains continuously employed by the Company or one of its subsidiaries on such day.  If the Participant’s employment with the Company and its subsidiaries terminates during the Performance Period, the Participant’s rights to the Performance Shares will be determined in accordance with Exhibit A.

5. Settlement of Award.  The number of Performance Shares earned by the Participant (which shall include any additional Performance Shares credited to the Participant’s account pursuant to Section 6) shall be calculated based on the Performance Earnout Schedule table set forth in Exhibit B.  The Company shall deliver to the Participant, subject to any certification of satisfaction of the performance goal as required by the Plan in order to comply with Section 162(m) of the Internal Revenue Code, a number of shares of Common Stock equal to the number of vested and earned Performance Shares on the later of (a) January 1 of the year following the end of the Performance Period or (b) as soon as administratively practicable thereafter but no later than December 31 of the year following the end of the Performance Period.  The number of shares of Common Stock delivered to the Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation, unless the Plan administrator is notified in advance of the Award settlement and the Participant elects another method for tax withholding.

6. Dividend Equivalents.  The Participant shall be entitled to receive additional Performance Shares with respect to any cash dividends declared by the Company.  The number of additional Performance Shares shall be determined by multiplying the number of Performance Shares credited to the Participant’s account (which shall include the target number of Performance Shares set forth above, plus any Performance Shares credited in connection with dividend payments under this Section 6), times the dollar amount of the cash dividend per share of Common Stock, and then dividing by the Fair Market Value of the Common Stock as of the dividend payment date.  The Participant’s right to any Performance Shares credited to the Participant’s account in connection with dividends shall vest in the same manner described in Section 4.  As described in Section 5, such additional Performance Shares shall be included in the total number of Performance Shares credited to the Participant’s account for purposes of applying the Performance Earnout Schedule.

7. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet or internet site to which Participant has access.

8. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company or the subsidiary employing the Participant to transfer certain Participant data to the Company, its subsidiaries, outside service providers, or governmental agencies.  By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

9. Entire Agreement; No Right to Employment. The Agreement constitutes the entire understanding between the parties hereto regarding the Award and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.  Nothing contained herein, in the Plan, or in the Prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

10. Arbitration; Conflict.  Any disputes under this Agreement shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the event of a conflict between the Plan and this award notification and agreement, or the terms, conditions, and restrictions of the Award as specified in the Prospectus, the Plan shall control.

11. Acceptance and Agreement by Participant. By clicking the button below, Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this notification and agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

EXHIBIT A

To St. Paul Travelers Performance Share Award Notification and Agreement

When you leave the Company

References to “you” or “your” are to the Participant

If you terminate your employment or if there’s a break in your employment, your Award may be canceled before the end of the Performance Period and your rights to vesting and settlement of your Award may be affected.

The provisions in the chart below apply to Awards made under the Plan. Additional rules for vesting and settlement of your Award apply in cases of termination if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below.

If you:	Here’s what happens to Your Award:
Resign, or retire (and do not meet the Retirement Rule)	Your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

Become disabled (as defined under the Company’s applicable long-term disability plan)

You will be entitled to receive a payout equal to the number of shares of Common Stock you would have received, if any, if your employment had not terminated due to disability, multiplied by a fraction equal to the number of days worked in the Performance Period divided by the total number of days in the Performance Period. Any such payout will be made at the time of settlement of the Performance Shares after the end of the Performance Period.

Take an approved personal leave of absence

Your rights under the Award continue when you are on such leave of absence for up to three months. Once your approved leave of absence exceeds three months, your rights under the Award are suspended until you return to work and remain actively employed for 30 calendar days, after which your rights under the Award will be restored retroactively. If you terminate employment during the leave for any reason, the applicable termination provisions will apply. If your personal leave of absence exceeds one year, your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Your rights under the Award continue when you are an such leave of absence.

Die

Your estate will be entitled to receive a payout equal to the number of shares of Common Stock you would have received at the target level of performance (which is equal to the target number of Performance Shares set forth at the beginning of this Award), multiplied by a fraction equal to the number of days worked in the Performance Period divided by the total number of days in the Performance Period. Any such payout will be made as soon as administrative possible following your death.

Are terminated involuntarily for gross misconduct or for cause	Your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Your rights under the Award are cancelled and your right to the Performance Shares is forfeited.

Retirement Rule

If, as of your termination date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.”  If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your termination date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause.  If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If you:

Meet the Retirement Rule

You will be entitled to receive a payout a number of shares of Common Stock equal to the shares you would have received, if any, if your employment had not terminated due to retirement in accordance with the Retirement Rule, multiplied by a fraction equal to the number of days worked in the Performance Period divided by the total number of days in the Performance Period. Any such payout will be made at the time of settlement of the Performance Shares after the end of the Performance Period.

Notes to the termination provisions

•                  The Committee determines what constitutes “gross misconduct” and “cause.”